Exhibit 99.2

ITT to Acquire Svanehøj, Leading Provider of Customized Critical Liquid and Cryogenic Pumps for Liquefied Gas Applications

STAMFORD, Conn.--(BUSINESS WIRE)--November 1, 2023-- ITT Inc. (NYSE: ITT) today announced it has signed an agreement to acquire privately held Svanehøj Group A/S (Svanehøj) for ~$395 million1. The transaction is expected to close in the first quarter of 2024, subject to the receipt of customary regulatory approvals. Svanehøj will become part of ITT’s Industrial Process (IP) segment, a global leader in flow focused on highly engineered pumps, valves and aftermarket services.

Headquartered in Svenstrup, Denmark, Svanehøj is a supplier of pumps and related aftermarket services with leading positions in cryogenic applications for the marine sector. Its product portfolio primarily consists of deepwell gas cargo pumps, fuel and energy pumps and tank control systems. These products manage critical liquids for the energy transition, including ammonia, liquefied petroleum gas (LPG), liquefied natural gas (LNG), methanol, hydrogen and CO2, and are widely regarded as the highest quality offering across most verticals. Svanehøj also has an established global aftermarket business to service its large installed base and is capable of servicing third-party equipment as well.

“Svanehøj is an outstanding addition to ITT, with extensive experience in the marine pumps industry and a complementary portfolio of highly engineered flow products aligned to the energy transition. The company has leadership positions in adjacent markets and a strong installed base, with a track record of above-market growth. Like ITT, Svanehøj has developed a strong aftermarket offering that provides good visibility to recurring revenue streams thanks to its global service network and a data-driven approach to capturing opportunities. Lastly, the company is led by a strong management team with vast industry experience and backed by a deep bench of talent across the organization. On behalf of ITTers everywhere, I’d like to welcome Svanehøj’s CEO, Søren, and the entire team to ITT,” said Luca Savi, Chief Executive Officer and President of ITT.

Svanehøj is well positioned to benefit from growth related to decarbonization, the energy transition, and emissions reduction regulations for marine vessels, which include an anticipated 50% greenhouse gas reduction by 2050 according to the International Maritime Organization’s “IMO 2023” GHG Strategy.

To comply with IMO 2023, ship owners and operators will need to upgrade their fleets and invest in new fuel technologies. The cost of compliance and required maintenance continue to increase, while discounted port and harbor fees for eco-friendly vessels are being implemented. As a result of the shift towards more environmentally friendly energy sources, IMO’s regulatory requirements, and an aging vessel fleet, demand for new marine vessel builds is expected to grow at a 5% CAGR from 2023 to 2025, while both LNG-fueled vessels and LNG carriers are expected to grow over 15% through 2027.

Speaking on the acquisition, Svanehøj CEO Søren Kringelholt Nielsen said, “This is very good news for Svanehøj and our employees, and we are proud to become a part of the ITT family. We see ITT as an ideal match for us, and the perfect platform to accelerate the continued growth and development of Svanehøj’s market-leading, innovative and future-proof pump solutions. We are excited to begin our next chapter as part of ITT and continue to facilitate the green transition.”

Founded in 1928, Svanehøj employs approximately 400 highly skilled professionals and has operations in Denmark, Singapore and France. Approximately half of its annual sales are to customers in Europe, followed by Asia Pacific, the Americas and the rest of the world. The company generated ~$140 million in sales in 2022.

About ITT

ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the transportation, industrial, and energy markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. ITT is headquartered in Stamford, Connecticut, with employees in more than 35 countries and sales in approximately 125 countries. For more information, visit www.itt.com.

ITT-O

1 Final consideration is based on DKK to USD exchange rate on the date of publication and is subject to customary closing adjustments.

Contacts

Media:
Phil Terrigno
+1 914-641-2143
phil.terrigno@itt.com

Investors:
Mark Macaluso
+1 914-641-2064
mark.macaluso@itt.com